LegalZoom and 1-800Accountant Join Forces to Deliver Full-Service Tax and Bookkeeping Solutions for Small Business Owners

MOUNTAIN VIEW, CA – December 16, 2024 – LegalZoom (Nasdaq:LZ), a leading online platform for legal services, is pleased to announce a multi-year strategic partnership with 1-800Accountant, a national financial services firm. With this partnership, LegalZoom will offer customers access to year-round, full-service bookkeeping and tax solutions delivered by 1-800Accountant, ensuring small business owners can access tax preparation support that best meets their needs. This collaboration enhances LegalZoom’s ecosystem of products, partnerships and services that support small business owners’ legal, compliance, and business management requirements.

A recent LegalZoom customer survey revealed tax management, liability protection, and legitimacy as key motivations for forming their businesses. As a result, LegalZoom customers frequently cited tax return preparation and advisory as critically important services to support their success, as they struggle to navigate the time consuming, manual, and oftentimes confusing tax preparation process.

“Our partnership with 1-800Accountant provides a timely, meaningful solution for our small business owners as they tackle one of their biggest challenges: tax preparation,” said Jeff Stibel, Chairman and Chief Executive Officer of LegalZoom. “We are dedicated to supporting entrepreneurs at every stage of their journey. By integrating 1-800Accountant’s best-in-class tax services into our ecosystem, we’re offering even more value to our customers and empowering them to focus on what they do best—growing their business.”

1-800Accountant specializes in providing financial expertise to small businesses across all industries. Its full-service bookkeeping and tax solutions are powered by a mix of expert CPAs and technology, providing a streamlined experience which enables business owners to minimize tax management, maximize annual tax savings, and give them peace of mind and time to focus on growing their business.

Brendon Pack, Chief Executive Officer of 1-800Accountant, added, “With this partnership, LegalZoom customers will have access to our year-round expert-led bookkeeping and tax services that can help them identify tax-saving opportunities, file accurate returns, and stay compliant with ever-changing tax regulations. We’re proud to collaborate with LegalZoom to make financial services accessible to every small business owner.”

This product offering is expected to launch to LegalZoom customers by January 2025. The agreement outlines minimum lead requirements and corresponding minimum annual revenue over the multi-year term.

About LegalZoom
LegalZoom is a leading online platform for business formation in the United States. Driven by a mission to unleash entrepreneurship, LegalZoom delivers comprehensive legal and compliance products and expertise for small business owners through easy-to-use technology. From free business formations to business management solutions and professional advisory services, LegalZoom supports millions of small business owners and their families throughout the entrepreneurial journey. Founded on the belief that everyone should have affordable access to legal and financial expertise, LegalZoom empowers entrepreneurs to make their dream a reality. For more information, please visit www.legalzoom.com

About 1-800Accountant
1-800Accountant’s mission is to provide financial expertise to small businesses in every state and industry. Its services are powered by a mix of expert CPAs and technology, enabling businesses to minimize tasks while maximizing tax savings. This empowers owners and entrepreneurs to focus on growing their business while 1-800Accountant handles the rest. For more information, please visit www.1800accountant.com.

Contact: press@legalzoom.com